September 15, 2009

Mr. James D. Donlon, III

[Address Redacted]

Dear Jim:

This letter confirms our mutual understanding of your employment as Executive Vice President of ArvinMeritor, Inc. (“Company”). This letter agreement sets forth our mutual agreement with respect to your continued employment and termination of employment from the Company.

Effective Date

This agreement is effective as of September 15, 2009.

Prior Agreement

This agreement supersedes and replaces the agreement dated April 12, 2005 between you and the Company (the “Prior Agreement”).

Commitment Period

During the period from September 15, 2009 through January 15, 2010 (the “Commitment Period”), subject to earlier termination as provided in this agreement, you will continue to be employed by the Company as Executive Vice President of the Company. You will continue to report to the Chairman, President and Chief Executive Officer of the Company and will continue to be based in Troy, Michigan. During the Commitment Period, you will use your best efforts to effectuate a definitive agreement to sell or prepare for sale certain segments of the Company’s Light Vehicles Systems business. You agree to devote your full time and efforts to perform faithfully and efficiently the responsibilities assigned to you by the Chairman, President and Chief Executive Officer of the Company.

Base Salary

You will continue to receive your current monthly base salary of $52,787 in accordance with Company payroll practices. In the event that the Board approves the reinstatement of full base salaries for officers of the Company, your monthly base salary will be increased to $58,650 commencing prospectively as of the date specified in such approval.

Annual Incentive Plans

You will be eligible to fully participate on a non-prorated basis in the Company’s annual Incentive Compensation Plan (ICP) for Fiscal Year 2009 (October 1, 2008 to September 30, 2009) and on a pro-rated basis consistent with those of comparable executives for Fiscal Year 2010 (October 1, 2009 to September 30, 2010). Your ICP target award is 65% of your annual base salary ($703,800). Actual award payments will be in accordance with the terms of the Incentive Compensation Plan and may be adjusted to reflect Company performance and your individual performance as approved by the Committee.

Long-Term Incentives

As discussed with you, the Board’s Compensation and Management Development Committee has approved the following:

(i)

FY2007 – 2009 Effective December 1, 2009, full and immediate vesting of all outstanding Restricted Shares granted (18,500 plus accumulated dividends). You also remain eligible for a cash Performance Plan award, if any, with a target amount of $500,000, payable in December, 2009 and potential vesting on December 1, 2009 of 18,500 Performance Shares, both in accordance with the terms of such plan, subject to approval by the Board’s Compensation and Management Development Committee;

(ii)	FY2008 – 2010 Effective January 16, 2010, full and immediate vesting of all outstanding Shares granted (52,000 plus accumulated dividends). You also remain eligible for a Cash Performance Plan award, if any, with a target amount of $500,000, payable in December, 2010 in accordance with the terms of such plan, subject to approval by the Board’s Compensation and Management Development Committee; and

(iii)	FY2009 – 2011 Effective January 16, 2010, full and immediate vesting of all outstanding Shares granted (129,000). You also remain eligible for a cash Performance Plan award, if any, with a target amount of $500,000, payable in December 2011 in accordance with the terms of such plan, subject to approval by the Board’s Compensation and Management Development Committee.

Notwithstanding the foregoing regarding potential December payment dates, as set forth above, the Board’s Compensation and Management Development Committee has the right to change said payment dates, but only to the extent said changes comply with Section 409A.

Benefits

You will be eligible to participate in all employee retirement and health and welfare benefit plans maintained by the Company and offered to all full time employees of the Company, including medical, disability, life insurance and vacation, to the extent permitted by the terms of the plans and by the law, subject to the Company’s rights to amend or terminate such plans as set forth in those plans.

As an officer of the Company, you will continue to be eligible for the following additional benefits, in accordance with the terms of the policies providing such benefits, subject to the Company’s rights to modify or terminate such benefits:

•	Car Allowance

•	Financial Counseling Allowance

•	Personal Excess Liability Coverage

Termination of Employment

If your employment with the Company is not sooner terminated pursuant to this agreement as specified below, your employment with the Company will be terminated by the Company without Cause effective as of January 16, 2010 (the “Termination Date”). However, in no event will your employment be terminated by the Company without Cause prior to January 16, 2010.

Severance Benefits

If you incur a separation from service with the Company within the meaning of Section 409A (as defined below) (“Separation from Service”), you will be eligible for certain severance benefits as follows:

•	By the Company Without Cause.

•

Any accrued and unpaid salary and vacation pay through your date of Separation from Service with the Company (“Accrued Obligations”) paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.

•	Monthly severance pay equal to $58,650 for a period of 24 months (“Severance Period”) payable in accordance with the following paragraphs.

•	Your separation pay will be paid in equal semi-monthly installments beginning with the first payroll cycle that includes the Release Effective Date (as defined hereinafter). You will receive any amount due for the period from the date of your Separation from Service through the Release Effective Date in a lump sum within one week of the Release Effective Date.

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Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations thereunder (“Section 409A), you will be required to wait to receive any portion of your severance pay that is not exempt from Section 409A.

•

A portion of your severance pay may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). The amount that is exempt under Section 409A is the amount of separation pay that does not exceed two times the lesser of (1) your annualized compensation determined in accordance with Section 409A regulations and (2) the maximum amount that may be taken into account under IRC Section 401(a)(17) for the year in which you separate from service (the “409A Exempt Amount”).

•	Any portion of your severance pay that is not exempt under the Section 409A, that would otherwise have been paid during the first six (6) months following your Separation from Service, will be paid in a lump sum the first payroll cycle following the six-month anniversary of your Separation from Service.

•	The balance of your severance pay that is not exempt under the Section 409A exemption will be paid in equal semi-monthly payments beginning with the later of (1) the first payroll cycle after the payroll cycle in which the 409A Exempt Amount has been completely paid and (2) the first payroll cycle after your six-month anniversary of your Separation from Service.

•

Pro-rata annual incentive bonus participation for the then-current fiscal year (FY2010), based on the time actually worked, paid after the end of the fiscal year, in accordance with the terms of the Incentive Compensation Plan.

•	Long-Term Incentives as set forth above.

•	Continued health coverage through the end of the Severance Period; provided that (A) to the extent any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other year, subject to any maximum benefit limitations under the applicable plan's terms, and (C) under no circumstances you be permitted to liquidate or exchange any such benefit for cash or any other benefit.

•	Continued life insurance coverage, car allowance and financial counseling allowance through the end of the Severance Period. The car allowance and financial counseling allowances will be paid in accordance with the Company’s normal payroll process.

•	Short and Long-Term Disability coverage will remain in effect through the last day actually worked prior to the start of the Severance Period.

•	Payment of all vested benefits under the Company’s savings plans and pension plan, in accordance with the terms of such plans;

•	Reasonable outplacement services for a period of twelve (12) months from the date of your Separation from Service at a cost not to exceed ten thousand dollars ($10,000).

•	If you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan.

•

By the Company for Cause (Cause is defined as your continued and willful failure to your perform duties, provided that you have been given written notice and an opportunity to cure the failure within five (5) business days; gross misconduct which is materially and demonstrably injurious to the Company; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects the Company):

o	Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law.

o	Any vested plan benefits under the Company’s savings and pension plans, payable in accordance with the terms of such plans.

o	Forfeit all unvested long-term incentive awards, performance shares, restricted stock, RSU’s and cash portions of any long term incentive cycles.

o	Forfeit eligibility to receive an annual incentive award.

•	By the Executive for any reason prior to January 16, 2010 (other than due to death or disability):

o	Accrued Obligations paid within thirty (30) days following your Separation from Service or such earlier date as may be required by law

o	Any vested plan benefits under the Company’s savings and pension plans, payable in accordance with the terms of such plans.

o	Payment of any earned but unused vacation.

o	Vesting or forfeiture of all restricted shares, RSU’s and performance shares and payouts under cash performance plans, will be determined under the terms of the 1998B, 1997 and 2007 LTIP as applicable and any related agreements.

Change in Control

In the event of a Change in Control as defined the 1998B Stock Benefit Plan and 1997 Long-Term Incentives Plan, as applicable, you will be eligible for vesting and payment of equity grants and awards under cash performance plans under those plans in accordance with the terms of those plans, as applicable, and the related grants and agreements.

In the event of a Change in Control as defined in the 2007 Long-Term Incentive Plan, you will be eligible for vesting and payment of equity grants and awards under cash performance plans under the 2007 Long-Term Incentive Plan in accordance with the terms of that plan and the related grants and agreements.

In the event of your Separation from Service as a result of a Change in Control (as defined in the 2007 Long-Term Incentive Plan) or within one year thereafter (except for Cause), you will also be eligible for:

▪

The severance terms outlined above under “By The Company Without Cause”; provided, that the full target amount of the annual bonus under the Incentive Compensation Plan for the then-current fiscal year will be paid immediately upon termination (instead of a pro rata amount of actual payout at the end of the fiscal year).

Death Benefits

•	Accrued Obligations paid within thirty (30) days following your death or such earlier date as may be required by law.

•	Pro-rata annual incentive bonus participation for the time actually worked in the year of death, paid in accordance with the terms of the Incentive Compensation Plan.

•	Long-Term Incentives as set forth in that section of this letter above.

•	Continued medical, dental and/or vision plan coverage for your spouse and other dependents for six months following your death and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed thirty (30) months).

•	Payment of all death benefits under the Company’s savings and pension plans, in accordance with the terms of such plans.

Disability

Disability is initially defined as your inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. Following Short-Term Disability, if you are unable to perform your job duties and otherwise meet the requirements for benefits under the Company’s Long Term Disability Plan, you will be placed on a leave of absence due to Long Term Disability and will receive benefits under the provisions of the Company’s Long Term Disability Plan. Following a one and one-half -year period on Long-Term Disability, eligibility for continued coverage under the Company’s Long-Term Disability Plan will be based on your inability to perform any job for which you are qualified by education, training or experience. While you are on Disability, you will

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Accrued salary paid within thirty (30) days following your Disability or such earlier date as may be required by law.Accrued vacation will be paid in accordance with the Company’s Disability policies and procedures.

-	Be eligible to receive a pro rata annual incentive bonus based on the time that you were actively at work, paid in accordance with the terms of the Incentive Compensation Plan.

-	Long-Term Incentives as set forth in that section of this letter above.

-	Be entitled to medical, dental, vision and life insurance coverage on the same terms as if you were actively employed while you are on Disability.

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If you participate in the Company’s defined benefit pension plans, continue to earn vesting service but you will not receive credited service for the purpose of determining your plan benefit; and if you are eligible to receive Company pension contributions to the 401(k) plan and the supplemental 401(k) restoration plan, you will continue to earn vesting service, but Company contributions to such plans will cease.

Deferred Compensation

If you incur a Separation from Service with the Company, any amounts deferred by or on your behalf under the Company’s Deferred Compensation Plan or Supplemental 401(k) Restoration Plan will be paid in accordance with the terms of such plans.

Retirement Benefits

As long as you are actively employed (not receiving severance payments hereunder) you are eligible to participate in the Supplemental 401(k) Restoration Plan, which has discretionary matching company contributions, and the supplemental savings restoration plan. In addition, you are eligible to receive the pension contribution in accordance with the terms of the Company’s savings plans, which is a percentage of base pay and ICP varying by age that is available under those plans.

Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company, in accordance with the provisions of the Company’s by-laws.

Director’s and Officer’s Insurance

The Company shall provide you with reasonable Director’s and Officer’s liability insurance coverage, so long as you are actively employed (not receiving severance payments hereunder).

Arbitration

You have previously agreed to sign the Company’s “Mutual Agreement to Arbitrate Claims” and the Company’s “Standards of Business Conduct and Conflict of Interest Certificate.” Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

Non-Solicitation/Proprietary Information

In the event you leave employment of the Company for any reason, you agree for a period of twenty-four (24) months following your departure, you will not solicit for employment any Company employee. You also agree that you will not disclose, nor will you use, any Company proprietary information after you leave employment of the Company.

Release Agreement

You agree that, as a condition to receive any amounts or benefits payable upon your Separation from Service (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefits plans), you will execute a general release agreement in a form provided by the Company, within twenty-one (21) (forty-five (45) days in the case of a group termination) days of the date of your Separation from Service and not revoke such acceptance of the agreement within any revocation period prescribed by law. The date the release agreement becomes irrevocable will be the Release Effective Date. If you do not sign a general release agreement within fourteen (14) days of the date of your Separation from Service or if you sign such agreement and revoke it within such fourteen (14) day period, any amounts and benefits (other than Accrued Obligations and benefits in which you are otherwise vested under the terms of the applicable benefit plans) will cease as of last day of such 14 day period and will not resume unless and until the Release Effective Date.

Review by Counsel

You acknowledge and agree that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth in this agreement and is consistent in all respects with discussions by the Company’s personnel with you.

Entire Agreement

Except with respect to provisions regarding vesting or forfeiture of certain equity grants and payout of cash plans that are specifically referred to above, this letter supersedes the provisions of any prior employment letter between you and the Company, including without limitation the Prior Agreement. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements and the agreements referred to under “Arbitration” above remain in full force and effect.

Successors and Assigns

This agreement will be binding upon and inure to the benefit of any successors to you and the Company.

Counterparts

This agreement may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.

Governing Law

This agreement will be governed by the laws of the State of Michigan.

Sincerely,

Charles G. McClure, Jr.
Chairman of the Board, President and Chief Executive Officer
ArvinMeritor, Inc.

Accepted:

/s/ James D. Donlon, III                    September 17, 2009

JAMES D. DONLON, III                    Date